EXHIBIT 23.4
Consent of Independent Auditors
We consent to the incorporation by reference in the previously filed open Registration Statements on Form S-8 (No. 333-123320 and No. 333-134262) and Form S-3 (No. 333-139580) of Dollar Financial Corp. of our report dated May 19, 2006 (except for Note 15 which is as at January 15, 2007) to the Directors of Canadian Capital Corporation with respect to the balance sheets of Canadian Capital Corporation as at March 31, 2006 and 2005 and the statements of operations and retained earnings and cash flows for the years then ended, which reports appears in the Form 8-K/A of Dollar Financial Corp. dated January 16, 2007.
BDO DUNWOODY LLP
/s/ BDO DUNWOODY LLP
Chartered Accountants
Markham, Ontario
January 16, 2007